Exhibit 10.64

MyECheck™ Authorized Reseller Agreement

THIS RESELLER AGREEMENT (“Agreement”) by and between MyECheck, Inc (“MYEC”), with its principal place of business located at 2600 East Bidwell, Suite 190, Folsom, CA. 95628, and Leigh Kristen Capital, Inc. (the "Reseller") with offices at 2305 Historic Decatur Rd, Suite 100 , in the United States of America, shall become effective on the date executed by a duly authorized representative of MYEC (the “Effective Date”). MYEC and Reseller shall be collectively known hereafter as the “Parties”.

WHEREAS MYEC is engaged in the business of providing Check21 based data processing services to merchants and consumers (the “Solution”); and

WHEREAS, MYEC requires a financial institution to originate payments related to the Solution; and

WHEREAS, Reseller is a business of good standing offering payment processing products of either their own or third parties to merchants; and

WHEREAS, Reseller desires to offer the Solution to their customer base;

NOW THEREFORE, in consideration of the mutual promises made herein and other valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

Definitions:

“Check21”. The Check Clearing for the 21st Century Act (or Check 21 Act) is a United States federal law, enacted by congress on October 28, 2003

“Prospects”. Shall mean businesses engaged in selling legal products or services to consumers (B2C) or other businesses (B2B) in which they need to collect payments for their respective good and services and are not existing Customers of Reseller.

“Customer”. Shall mean businesses or persons having an existing contract relationship for payment processing services with Reseller.

“Fees”. Shall mean the price paid to MYEC by Customers for the Solution, as such may change from time to time based on the sole discretion of MYEC.

1.	Solution Documentation. The “Solution Documentation” includes;

a.	This Agreement and all exhibits, addendums and attachments;

b.	User guides which include software and software licenses if applicable, price schedules, specifications, instructions, and notices;

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c.	The application form(s) for each Service.

The Solution Documentation also applies to any service that is provided by an affiliate of MYEC and any service that is used by an affiliate or a subsidiary of Reseller. All terms defined in this Agreement shall have the same meaning when used in the Solution Documentation. If there is a conflict among the documents that make up the Solution Documentation, the documents will govern in the order set forth above. Reseller acknowledges receiving a copy of the Service Documentation for each Service it requested when it entered into this Agreement.

2.	Resale Right: MYEC hereby appoints and grants Reseller the non-exclusive and non-assignable right to sell the Solution to its Customers or Prospects.

3.	Fees and Revenue Sharing: MYEC and the Reseller have mutually negotiated and agree to the product sales rates and fees, and the revenue sharing schedule as outlined in Exhibit A, hereby incorporated into this Agreement.

4.	Billing. MYEC bills Customers on a daily automated basis for Check21 payments processed by MYEC. MYEC shall remit Commissions to Reseller per Exhibit A.

5.	Selling the Solution. Reseller shall do their best to present the Solution in its best light. Reseller shall use only approved MYEC sales agreements, provided as attachments, such that may change from time to time in the sole discretion. Reseller shall present MYEC with such signed Solution agreements and MYEC will begin integration tasks with Customer directly.

6.	Duties of MYEC:
a.	Provide Partner with introduction and sales materials necessary to introduce the Solution to current Clients.
b.	Support Reseller on Customer calls as needed to answer questions.
c.	Work with Customers to integrate the Solution into their payment shopping cart, ecommerce site or other web based site used to purchase products.
d.	Provide Solution references.
e.	Integrate the Solution as necessary to Customers bank.
f.	Provide Reseller with monthly Solution revenue sharing report.
g.	Pay agreed upon amounts to Reseller per aforementioned Billing terms.

7.	Duties of the reseller:
a.	Educate Resellers sales team on the Solution.
b.	Introduce Customers and Prospects to the Solution via direct sales, Reseller website, and social media as appropriate.
c.	Close and sign MYEC agreements with Customer and Prospects.

8.	Other Parties: Reseller acknowledges and understands that there are other parties (“Contractors”) that may have been contracted by MYEC to provide software, banking, funds management, and/or other solutions that are integrated with the Solution. These Contractors may benefit from the sales of the Solution.

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9.	Trademarks and Logo Use: All uses of MYEC trademarks, service marks, and logos (the "Logos") must be reviewed and have prior written approval by MYEC for the duration of the Agreement as described herein, and under the following terms and conditions:

a.	The uses are granted for the benefit of MYEC’s Resellers, and others, with a legitimate intent to advertise and sell MYEC’s products and services, upon review and MYEC’s written approval of the use.

b.	The Reseller follows the published guidelines for use of the MYEC Logos, Service Marks, Trademarks, Styles and Colors.

c.	MYEC has full ownership rights to the Trademarks, Service Marks, and Logos and the Reseller does not acquire any rights, title or interest in or to the marks beyond that set forth herein;

d.	If the Reseller uses the Logos in conjunction with logos representing awards or publications of companies granting such awards, it shall be the responsibility of the Reseller to give appropriate attribution to such companies, and to correctly identify such logos with their respective companies; and

e.	The Reseller may not, under any circumstances, alter the appearance of the Logos, either by alteration, size, color or combination with any other logo. Breach of this section will be grounds for immediate termination of the use, and any other legal remedies MYEC may deem appropriate.

10.	MYEC reserves the right to modify or terminate its Reseller Program at any time without notice or liability.

11.	Non-existent in this contracted agreement is there any implied or hidden impose liability or obligation on MYEC for any expenditure made or incurred by the Reseller, or for any sale or promotional activity undertaken by the Reseller, except pursuant to written and explicit request of representatives of MYEC.

12.	Term: The term of this Agreement shall be for one (1) year from the Effective Date, unless sooner terminated and shall automatically renew for successive one (1) year periods (the “Term”), unless either party notifies the other in writing of an intention not to renew the Agreement within ninety (90) days of the end of the Term (“Cancellation”).

13.	Termination. Termination shall not relieve either party of obligations incurred prior thereto. Parties shall be able to terminate this Agreement as follows:

a.	Termination without Cause.

1)	Either Party may terminate this Agreement by Cancellation.

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2)	Reseller may also terminate with thirty (30) days written notice by paying any outstanding fees, invoices or documented and approved amounts owed to MYEC and six (6) months prior revenues collected by MYEC from Resellers Customers.

3)	Termination under this paragraph 13.a shall cause MYEC to revoke access to the Solution and terminate processing for all active Customers.

b.	Termination of an Individual Customer without Cause.

1)	Either party may terminate processing for any single Customer with thirty days prior written notice to the other at no cost. Such termination in a singular format shall not exceed five percent (5%) of all active Customers in a ninety day period.

c.	Termination for Cause. Either Party may terminate this Agreement upon the occurrence of an Event of Default, as defined below. Each of the following occurrences will constitute an “Event of Default” under this Agreement:

1)	Goodwill. Either Party engages in any act or omission that damages the reputation, business, or goodwill of the other Party;
2)	False Representation. Any representation or warranty made by the Parties or any of its officers, or directors proves to have been false or misleading in any material respect;
3)	Breach. Either Party fails to observe any material obligation specified in this Agreement, and such failure is not cured within thirty (30) days of receipt of written notice thereof from the non-breaching party; or
4)	Bankruptcy. The liquidation, dissolution, or discontinuance of business by a Party in any manner or the filing of any petition by or against a Party under any federal or state bankruptcy or insolvency laws, which petition shall not be dismissed within 60 days after filing.

5)	Continuity. If Reseller is in default of any terms herein, MYEC shall at its sole discretion, be allowed to continue providing the Solution and collecting fees per Exhibit A for all current Customers.

14.	Relationship of Parties. The relationship between the parties established by this Agreement shall be solely that of vendor and vendee and all rights and powers not expressly granted to the Reseller are expressly reserved to MYEC. The Reseller shall have no right, power or authority in any way to bind MYEC to the fulfillment of any condition not herein contained, or to any contract or obligation, expressed or implied

15.	Indemnity. The Reseller agrees to hold MYEC free and harmless from any and all claims, damages, and expenses of every kind or nature whatsoever (a) arising from acts of the Reseller; (b) as a direct or indirect consequence of termination of this Agreement in accordance with its terms; or (c) arising from acts of third parties in relation to products sold to the Reseller under this Agreement, including, but not limited to execution of liens and security interests by third parties with respect to any such products.

16.	Assignment. This Agreement constitutes a professional contract and Reseller shall not transfer or assign same or any part thereof without the advance written consent of MYEC.

17.	The Reseller expressly warrants that the MYEC Solution, and any service(s), will not be used or sold in states in which its use may violate state law.

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18.	Applicable Law. This Agreement shall be governed by the laws of the State of California and is accepted by MYEC at its Corporate Office noted above. All payments hereunder shall be made at MYEC's Corporate Office address. MYEC's rights granted hereby are cumulative and in addition to any rights it may have at law or equity.

19.	General.

a)	Any portion of the Agreement which is inconsistent with applicable laws, regulations or rules will be deemed modified and applied in a manner consistent therewith, and the Parties shall not incur any liability to each other as a result of the inconsistency or modification and application. If any portion of the Agreement is deemed unenforceable or invalid, it will not otherwise affect the enforceability or validity of the Agreement.

b)	The Agreement is the entire agreement between the Parties and supersedes all prior representations, conditions, warranties, understandings, proposals or agreements regarding a Service. No course of dealing or waiver of any right on one occasion will constitute a modification of the Agreement or be a waiver of that right on a subsequent occasion.

c)	Any/All sections of this agreement, plus all Exhibits of this Agreement, will survive termination of this Agreement.

d)	Parties may not assign or transfer its rights or obligations with respect to this Agreement without the other written consent. Each Party may assign its rights and obligations with respect to this Agreement to any successor by merger, consolidation or corporate reorganization.

e)	The parties do not intend that any agency or partnership relationship be created between them by this Agreement. The parties are and will remain as independent contractors.

f)	The Parties agree that either Party may issue press release(s), which may contain the Party’s ticker symbol; that describes the nature of the relationship between the Parties and may historical information about the respective Parties.

g)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

h)	This Agreement may be executed as a faxed or electronically scanned document, with scanned or faxed signatures deemed as original.

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i)	Construction. Section headings in this Agreement are for convenience only and are not to be used in interpreting this Agreement. As used in this Agreement, the word "including" means "including but not limited to".

j)	Confidentiality of Agreement. Neither party will disclose any terms of this Agreement, including prices or discounts, to anyone other than its attorneys, accountants or other professional advisors or to any investor or potential investor who agrees to maintain the confidentiality of such information. Notwithstanding the foregoing, either party may make limited disclosure of the terms of this Agreement to the extent required by law, provided that the disclosing party: (i) provides the non-disclosing party reasonable prior notice of such disclosure, and (ii) uses its best efforts to protect and limit the disclosure of such information to the extent possible. Notwithstanding the foregoing, the Parties agree that each may acknowledge the other as a customer.

k)	Parties Advised by Counsel. This Agreement has been negotiated between Parties who are sophisticated and knowledgeable in the matters contained herein and who have been represented by legal counsel. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the Parties and any rule of law (including Section 1654 of the California Civil Code and any other authority of any jurisdiction of similar effect) which would require interpretation of any ambiguities in this Agreement against the drafting Party is not applicable and is hereby waived.

l)	Reseller authorizes MyECheck to issue a press release, which may contain Reseller’s stock ticker symbol; that describes the nature of the relationship between MyECheck and Reseller.

m)	Entire Agreement. Both Parties agree that this Agreement, along with the Exhibits hereto, is the complete and exclusive statement of the mutual understanding of the Parties and supersedes and cancels all previous and contemporaneous written and oral agreements and communications relating to the subject matter of this Agreement.

n)	Force Majeure. Any delay in the performance of any duties or obligations of either Party will not be considered a breach of this Agreement if such delay is caused by a labor dispute, market shortage of materials, fire, earthquake, flood or any other event beyond the control of such Party, provided that such Party uses reasonable efforts, under the circumstances, to resume performance as soon as reasonably practicable.

o)	Government Rights. The Software is a "commercial item," as that term is defined at 48 C.F.R. 2.101 (Oct. 1995), consisting of "commercial computer software" and "commercial computer software documentation," as such terms are used in 48 C.F.R. 12.212 (Sept. 1995). Consistent with 48 C.F.R. 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4 (June 1995) (or an equivalent provision, e.g., in supplements of various U.S. government agencies, as applicable), all U.S. Government users acquire the Software with only those rights set forth herein.

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p)	Notices. All notices and other communications required or permitted by this Agreement to be delivered to the other party shall be delivered in writing to the address shown below, either personally or by registered, certified or express mail, return receipt requested, postage prepaid, to the address for such party specified below or to such other address as the party may from time to time advise the other party, and shall be deemed given and received as of actual personal delivery, on the first business day after the date of delivery shown on any return receipt if registered, certified or express mail is used, as the case may be:

For the Company:	For Reseller

President, MyECheck, Inc.	/s/ Leigh Cook, Leigh Kristen Capital, Inc.
2600 E. Bidwell St. Suite 190	2305 Historic Decatur Rd, Suite 100
Folsom, CA 95630	San Diego, CA 92106

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date indicated below.

Accepted:	Accepted:
Reseller	MYEC

/s/ Leigh Cook	/s/ Edward R. Starrs
Signature	Signature
Leigh Cook	Edward R. Starrs
Name	Name
President	President & CEO
Title	Title
12/21/2015	12/21/15
Date	Date

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Exhibit A

Fees and Revenue Sharing

In accordance with the terms and conditions set forth above in the MyECheck Reseller Agreement, MyECheck shall guarantee the following:

Pricing

MyECheck shall guarantee the following transactional pricing to Reseller (“Buy Rate”):

Payments Transaction Volume	Price per Transaction
0 - 200,000	$.20
200,001 - $500,000	$.15
500,000 +	$.10
Returns	$.35

Reseller may mark up the Buy Rate charged to their Customer (Gross Price).

MyECheck shall subtract the Buy Rate from the Gross Price to establish the Resellers commission (Commission).

Billing

MyECheck shall bill and collect the Gross Price established by Reseller for each Customer on a daily basis.

MyECheck shall pay Reseller the Commissions due them based on the preceding months transaction volume. Such payment to be made by the 10th day of each month.

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